SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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IMMUCOR, INC.
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IMMUCOR, INC.
3130 Gateway Drive
Norcross, Georgia 30071

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Immucor, Inc., which will be held at our headquarters at 3150 Gateway Drive, Norcross, Georgia, 30071, on November 10, 2010, at 1:30 p.m., local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. You can vote by telephone (using the toll-free number on your proxy card) or internet (using the address provided on your proxy card), or if you have requested and received a paper proxy card, you can complete and mail the paper proxy card. Please see the attached enclosed proxy card for more detailed information about the various options for voting your shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Immucor, Inc.

Sincerely,

/s/ Joseph E. Rosen
JOSEPH E. ROSEN
Chairman of the Board of Directors

September 24, 2010

2010 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IMMUCOR, INC.
3130 Gateway Drive
Norcross, Georgia 30071

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 10, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders (the “Meeting”) of Immucor, Inc. (the “Company”) will be held on Wednesday, November 10, 2010, at 1:30 p.m., local time, at the Company’s headquarters at 3150 Gateway Drive, Norcross, Georgia, 30071 for the following purposes:

1.	To elect eight directors to each serve until the Company’s next annual meeting of shareholders, or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2011;

3.	To transact such other business as properly may come before the Meeting or any adjournment thereof.

Information relating to the above matters is set forth in the Proxy Statement. Only holders of record of the Company’s Common Stock at the close of business on September 23, 2010 will be entitled to receive notice of and to vote at the Meeting or at any adjournment thereof.

We call your attention to the attached Proxy Statement. We request that you vote your shares and indicate whether you plan to attend the meeting by either signing, dating and returning the proxy card in the enclosed envelope or by using the other voting mechanisms described in the Proxy Statement. If you attend the meeting and are a shareholder of record, you may vote your shares in person at the meeting.

By Order of the Board of Directors,

/s/ Philip H. Moïse
PHILIP H. MOISE, Secretary September 24, 2010

IMMUCOR, INC.
3130 Gateway Drive
Norcross, GA 30071

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
NOVEMBER 10, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Immucor, Inc. (“Immucor” or the “Company”) for use at the 2010 Annual Meeting of Shareholders (the “Meeting”) of the Company to be held on Wednesday, November 10, 2010, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Meeting. The expense of this solicitation, including the cost of preparing and distributing this Proxy Statement, will be borne by the Company.

The Meeting will be held at 1:30 p.m., local time, at the Company’s headquarters at 3150 Gateway Drive, Norcross, Georgia, 30071. It is anticipated that this Proxy Statement, the accompanying Proxy and the Company’s 2010 Annual Report will be first available to shareholders on or about October 2, 2010 on the web site www.envisionreports.com/blud and, if requested, a paper copy of this Proxy Statement, the accompanying Proxy and the Company’s 2010 Annual Report will be mailed to the Company’s shareholders.  A Notice of Internet Availability containing instructions on how to access this Proxy Statement, Proxy and the Company’s 2010 Annual Report and vote through the Internet or by telephone will be mailed to our shareholders (other than those who previously requested electronic or paper delivery) on the same date as this Proxy Statement, the accompanying Proxy and the Company’s 2010 Annual Report is first available to shareholders.

The record date for shareholders entitled to vote at the Meeting is the close of business on Thursday, September 23, 2010. As of the close of business on September 23, 2010, the Company had approximately 69,980,387 shares outstanding and eligible to be voted of Common Stock, $0.10 par value (“Common Stock”), with each share entitled to one vote.

The Meeting will be held if a quorum exists. The presence, in person or by proxy, of shareholders entitled to vote a majority of the outstanding shares of Common Stock entitled to be voted at the Meeting will constitute a quorum for the Meeting. Broker non-votes (i.e., shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers) and abstentions will be counted only for purposes of determining whether a quorum is present at the Meeting, assuming a validly executed proxy is submitted.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of the nominees for director set forth in “Proposal 1: Election of Directors.”

•	FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2011.

In addition, if other matters come before the Meeting, the persons named as proxies will vote on such matters at the direction of a majority of the Company’s directors present at the Meeting. Immucor has not received notice of other matters that may properly be presented at the Meeting. You may revoke your proxy at any time prior to the start of the Meeting by:  (1) submitting a later-dated proxy, (2) voting in person at the Meeting, or (3) delivering instructions to the Secretary of the Company at 3130 Gateway Drive, Norcross, GA 30071.

Only shares properly presented at the Meeting can be voted at the Meeting. The affirmative vote of a plurality of the shares voted at the Meeting will be required for the election of directors, and the affirmative vote of a majority of the shares voted at the Meeting will be required for the ratification of the appointment of Grant Thornton LLP. For purposes of proposals requiring a plurality or a majority of the votes actually cast at the Meeting, broker non-votes and abstentions will not be counted. Therefore, broker non-votes and abstentions will not have any effect on the outcome of the vote for the election of directors or the ratification of the appointment of Grant Thornton LLP. For purposes of proposals requiring the affirmative vote of a majority of the outstanding shares of Common Stock, a broker non-vote or abstention will have the same effect as a vote against the matter being voted upon.

Shareholders of the Company do not have any right to cumulate their votes for the election of directors.

PROPOSAL ONE:  ELECTION OF DIRECTORS

The Governance Committee of the Board is responsible for reviewing and assessing the appropriate skills, experience and background required for the Board.  The goal is to create and sustain a Board that can support and effectively oversee the Company’s business.    While neither the Board nor the Governance Committee has a formal policy with respect to diversity among the members of the Board, the Governance Committee believes that the composition of the Board should reflect sensitivity to the need for diversity as to geography, gender, ethnic background, profession, skills and experience. The Board is particularly interested in maintaining a mix that includes the following backgrounds: operations, finance, accounting, banking, strategic planning, human resources and diversity, legal, sales and marketing, safety, and the blood banking industry. The Governance Committee considers the need for diversity on the Board as an important factor when identifying and evaluating potential director candidates. However, the Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director candidates.  Director candidates are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Board believes that its members provide a significant composite mix of experience, knowledge and abilities that will allow the Board to effectively fulfill its responsibilities.  The Governance Committee and the Board annually consider the composition of the Board, and the skills represented by the directors, as part of its annual self-assessment process.

At the Meeting, eight directors, who will constitute the entire board of directors of the Company, will be elected to hold office until the annual meeting of shareholders held in the year 2011. Despite the expiration of a director’s term, he shall continue to serve until his successor is duly elected and qualified or there is a decrease in the number of directors.

Directors will be elected by a plurality of the shares present and voting at the meeting. A plurality means that the eight nominees who receive the largest number of votes will be elected as directors. Unless contrary instructions are given, the proxies will be voted for the nominees listed below. It is expected that these nominees will serve, but if for any unforeseen cause any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

The following eight persons were nominated for re-election by the Board of Directors upon the recommendation of its Governance Committee.  Each of these eight nominees has agreed to be identified in this proxy statement and to serve if elected. The nominees, their ages, the years in which they began serving as directors and their business experience are set forth below. The Board has determined that Messrs. Clouser, Holland, Lancaster, Mintz, Morfit, Perkins and Rosen are each “independent” as defined by the rules of the Nasdaq Stock Market.

Name	Age	Position with Company	Director Since

James F. Clouser	59	Director	2008
Dr. Gioacchino De Chirico	57	Director; President and Chief Executive Officer	1994
Paul V. Holland, M.D.	73	Director	2008
Ronny B. Lancaster	59	Director	2008
Paul D. Mintz, M.D.	62	Director	2010
G. Mason Morfit	35	Director	2010
Chris E. Perkins	48	Director	2008
Joseph E. Rosen	67	Director; Chairman of the Board of Directors	1998

James F. Clouser, a director of the Company since 2008, served from 1988 to 1999 as President, CEO and a board member of SteriGenics International, a global leader in medical device sterilization services, where he led the initial public offering of SteriGenics shares.  He has also served as President, COO or CFO of several public and private healthcare and technology companies, including Ion Beam Applications, S.A., Attain Inc. and Diasonics Inc.  Mr. Clouser holds an MBA in Finance from Wayne State University, Detroit, MI and a Masters of Accounting from Rochester Institute of Technology, Rochester, NY.  He is a member of the American Institute of Certified Public Accountants.  The Board believes that Mr. Clouser’s combination of financial, operational and leadership experience in the healthcare and medical technology industries enables him to make valuable contributions to the Board and to the Company, especially in the areas of financial and risk management, business development and strategic planning.

Dr. Gioacchino De Chirico, a director of the Company since 1994, was appointed as Chief Executive Officer of the Company in September 2006. He has served as President of the Company since July 2003.  He also served as Chief Executive Officer from April 2004 through October 2004.  Prior to assuming his position as President, Dr. De Chirico served as President of Immucor Italia S.p.A., a subsidiary of the Company, from February 1994 through May 1998, then as the Company’s Director of European Operations from May 1998 through July 2003.  From 1989 until 1994, Dr. De Chirico was employed by Ortho Diagnostic Systems, Inc., a subsidiary of Johnson & Johnson, as General Manager, Immunocytometry, with worldwide responsibility.  The Board believes that Dr. De Chirico’s deep understanding of the Company’s business, products,  history and current operations, as well as his strong leadership skills, contribute significantly to the Board’s decision making.

Paul V. Holland, M.D., a director of the Company since 2008, has served as the Scientific Director of Delta Blood Bank in Stockton, California since 2004 and as the Medical Director of PacifiCord, a division of Healthbanks Biotech USA Inc., since 2008.  He has been involved in blood banking and transfusion medicine for over 40 years including service as Chief of the Blood Bank Department of the Clinical Center of the National Institutes of Health from 1974 to 1983, Medical Director and CEO of the Sacramento Medical Foundation Blood Center, currently doing business as BloodSource, from 1983 to 2004, and as a Clinical Professor of Medicine and Pathology in the Division of Hematology/Oncology at UC Davis Medical Center from 1984 to the present.  Dr. Holland has also advised biotech companies, U.S and foreign governments, agencies and non-governmental organizations, including the World Health Organization; and he has served as President of the International Society of Blood Transfusion, and as a member of the nominating committee for the Nobel Prize in Medicine and Physiology.  Dr. Holland therefore brings to the Board a significant and broad knowledge of the blood banking and transfusion industries and his scientific and medical expertise are a key part of the Board’s continuing understanding of the Company’s technology and industry.

Ronny B. Lancaster, a director of the Company since 2008, has served as Senior Vice President of Federal Government Relations since 2005 for Assurant, Inc. (NYSE: AIZ), a Fortune 500 company providing specialized insurance products.  He previously served as Senior Vice President and Chief Operating Officer of Morehouse School of Medicine in Atlanta, and Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation of the U.S. Department of Health and Human Services.  Mr. Lancaster earned a B.A. in Economics from the Catholic University of America, an MBA from the Wharton School of the University of Pennsylvania, and a J.D. from Georgetown University Law Center.  He currently sits on the Board of Directors of OraSure Technologies, Inc. (Nasdaq: OSUR), an oral fluid diagnostic company, and on the Medical Advisory Board of Henry Schein, Inc., a distributor of healthcare products and services.  Mr. Lancaster’s leadership experience in other organizations and his familiarity with the healthcare industry and healthcare policy make him a valuable member of the Board.

Paul D. Mintz, M.D., a director of the Company since 2010, is a tenured Professor of Pathology and Medicine at the University of Virginia School of Medicine. He also serves as director of the University of Virginia Health System’s Clinical Laboratories and Transfusion Medicine Services as well as Chief of the Department of Pathology’s Division of Clinical Pathology. Dr. Mintz is also a co-medical director of Virginia Blood Services.  Dr. Mintz has been involved in blood banking and transfusion medicine for more than 30 years.  He has served on numerous national and regional boards and committees throughout his career for such agencies and organizations as the Centers for Medicare and Medicaid Services, the National Blood Foundation and the AABB (formerly the American Association of Blood Banks). He is a past president of AABB and served for several years on its FDA Advisory Committee, including as past chair.  Dr. Mintz is currently the chair of Immucor’s Scientific Advisory Board, which provides scientific expertise and strategic counsel on a variety of scientific and technical issues.  Dr. Mintz’s extensive experience in transfusion medicine and familiarity with Immucor make him a valuable addition to Immucor’s Board.

G. Mason Morfit, a director of the Company since 2010, is a partner with ValueAct Capital, an investment management firm with $4 billion in assets under management. ValueAct Capital is currently Immucor's largest shareholder. Prior to joining ValueAct Capital in 2001, Mr. Morfit worked in equity research for Credit Suisse First Boston. Mr. Morfit is a director of Valeant Pharmaceuticals International (NYSE: VRX) and a former director of Advanced Medical Optics (NYSE: EYE), Solexa, Inc. (NASDQ: SLXA) and MSD Performance, Inc. He has a B.A. from Princeton University and is a CFA charterholder.  Mr. Morfit’s business experience and his strong alignment with shareholder interests make him an important part of the Board’s leadership and decision-making process.

Chris E. Perkins, a director of the Company since 2008, is an executive with Allscripts (Nasdaq: MDRX), a healthcare information technology provider of clinical, financial analytics and connectivity solutions to healthcare organizations.  Mr. Perkins is working on the post-merger integration of Allscripts and Eclipsys Corporation (Nasdaq: ECLP), which was completed in August 2010.  At the time of the merger, Mr. Perkins was Executive Vice President and Chief Financial Officer of Eclipsys, a provider of advanced integrated clinical, revenue cycle and performance management software, clinical content and professional services to healthcare organizations.  Previously, from 2001 to 2007, he served as the Chief Financial Officer and then Executive Vice President and Chief Operating Officer of Per-Se Technologies (Nasdaq: PTSI), a systems technology and outsource service provider to the healthcare industry that was acquired by McKesson Corporation.  He also served as Executive Vice President and Chief Operating Officer of Emageon Inc. (Nasdaq: EMAG), a healthcare technology company, from December 2007 until he resigned in July 2008.  With nearly 20 years experience in senior financial and operating management positions in several publicly traded companies as well as seven years experience as a CPA in public accounting, Mr. Perkins’ background makes him well-suited to serve on the Board and participate in the oversight of the Company’s financial and risk management processes.

Joseph E. Rosen has been a director of the Company since its founding in 1982, except for a three-year hiatus from 1995 to 1998, and has served as Chairman of the Board of Directors since September 2006. Since 2002, he has served as Director – Business Development and Planning for BioLife Plasma Services, a part of Baxter International. Previously, Mr. Rosen had been employed in various capacities, including CFO, at Sera-Tec Biologicals since its inception in 1969, ultimately serving as its CEO from 1986 until 2001. Mr. Rosen is currently serving on the Board of the PPTA Source, the plasma collection industry trade group, and has been a member of the board of directors of several public and private health care companies. He has over 40 years of experience in the blood banking industry and he has been a director of the Company for over 25 years.  This industry background, together with his extensive familiarity with the Company, its products and its development gives Mr. Rosen an unique viewpoint to lead the Board.

As previously disclosed, Mr. Morfit was selected as a nominee pursuant to a Cooperation Agreement among the Company, Mr. Morfit, ValueAct Capital Master Fund, L.P., ValueAct SmallCap Master Fund, L.P. and certain of their affiliates (collectively, “ValueAct”).  ValueAct owns approximately 8.9 million shares or 12.7% of the outstanding common stock of the Company.  There are no arrangements or understandings between any other nominee and any other persons pursuant to which he was selected as a nominee. There are no family relationships among any of the directors or executive officers of the Company.

For information concerning the number of shares of the Company’s Common Stock held by each nominee, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINEES WHOSE NAME APPEARS ABOVE AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

Leadership Structure - Mr. Rosen currently serves as the Company’s Chairman of the Board while Dr. De Chirico serves as the Company’s President and Chief Executive Officer.  The Board is comprised of Dr. De Chirico and seven independent directors.  The Board believes this leadership structure is effective because of Mr. Rosen’s extensive familiarity with the Company and the blood banking industry and that it enhances the Board’s oversight of and independence from our management and the ability of the Board to carry out its roles and responsibilities on behalf of our shareholders.  As the Chairman of the Board, Mr. Rosen’s duties include coordinating the agenda for all Board meetings; leading Board meetings, including executive sessions of the Board’s independent directors; consulting with the chairpersons of the various committees of the Board; and facilitating communications between members of the Board and management.  The Board believes this leadership structure is appropriate because it permits Mr. Rosen to focus his attention on leading the Board in his role as Chairman, while allowing Dr. De Chirico to focus his attention on leading the Company and managing its business.

Board’s Role in Risk Oversight - Management is primarily responsible for the design, implementation and on-going compliance and monitoring of the Company’s risk management processes. The Board, with the participation and assistance of its committees, oversees the management of the Company’s risk management processes and determines whether management has established effective risk-management processes and monitors management’s implementation of those processes. The Company’s internal audit department assists both management and the Board by examining, evaluating, reporting on and recommending improvements to the adequacy and effectiveness of the Company’s risk-management processes.  In addition, periodically the Board receives reports from management with respect to material risks identified by management.  These include risks related to the Company’s strategic plan which the Board considers throughout the year as part of its consideration of the strategic direction of the Company.

The Board has delegated to the Audit Committee oversight for risks related to financial reporting and internal controls over financial reporting, and the Audit Committee regularly reports to the Board concerning such matters.  As part of this process, the Audit Committee regularly reviews the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, and assists management in identifying, evaluating and implementing risk management controls and methodologies to address identified risks.

The Governance Committee has the responsibility for advising the Board about whether it and its committees’ structures and members continue to be appropriate to properly conduct the Board’s risk oversight responsibilities. The Governance Committee periodically reports to the Board concerning such matters.

The Compensation Committee considers risks related to the attraction and retention of personnel and risks relating to the design of compensation programs and arrangements applicable to both employees and executive officers. As part of its oversight of the Company's compensation programs, the Compensation Committee considers the impact of the incentives created by Company's compensation programs, including the Company’s various cash and equity incentive programs and other benefit programs, on the Company's risk profile. The Compensation Committee periodically reports to the Board concerning all of the above matters.

The specific responsibilities of each of the Company’s committees are more fully described below under the headings “Audit Committee,” “Compensation Committee” and “Governance Committee.”

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and through committees established in accordance with the Company’s Bylaws.  During the fiscal year ended May 31, 2010, the Board of Directors met nine times.  During fiscal 2010 each director attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee.

 Audit Committee - The Audit Committee is responsible for reviewing the Company’s financial statements with management and the independent registered public accounting firm prior to the publication of such statements, the selection and oversight of the Company’s independent registered public accounting firm, the oversight of the Company’s internal auditors, oversight of the Company’s internal control over financial reporting and the oversight of financial risks. The Audit Committee has authority, without further approval from the Board, to retain and terminate, as it deems appropriate, consultants or advisors to assist the Committee and has sole authority to approve the fees of such consultants and advisors.  Messrs. Clouser, Perkins and Rosen are the current members of the Company’s Audit Committee. The Board has determined that each of Messrs. Clouser, Perkins and Rosen is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of SEC Regulation S-K. Each Audit Committee member during the time he has served on the Audit Committee, including the fiscal year ended May 31, 2010 and since then was “independent” as defined by the Nasdaq Stock Market rules applicable to audit committee members.  The Audit Committee performs its duties pursuant to a written Audit Committee Charter adopted by the Board of Directors. The Audit Committee Charter is available on the Company’s website at www.immucor.com.  The Audit Committee met ten times in the fiscal year ended May 31, 2010.

Compensation Committee - The Compensation Committee has responsibility over matters relating to compensation of executives, including cash incentive and other benefit plans, and non-employee directors of the Company, including reviewing the performance of management in achieving the Company’s goals and objectives, and for setting the annual compensation of the Company’s executive officers. The Compensation Committee also has responsibility over matters relating to the Company’s equity incentive plans, including the authority to grant stock options and other equity incentive awards to employees, directors and any other eligible individuals from time to time and to administer the Company’s various equity incentive plans. The Committee has authority, without further approval from the Board, to retain and terminate, as it deems appropriate, compensation consultants or advisors to assist in the Committee’s evaluation of compensation issues, and has sole authority to approve such consultants’ fees and retention arrangements. Messrs. Clouser, Holland, Lancaster, Mintz, Morfit and Rosen are the current members of the Compensation Committee.  Each member who served on the Compensation Committee during the fiscal year ended May 31, 2010 and since then, during the time he served on the Compensation Committee, was “independent” as defined by the Nasdaq Stock Market rules applicable to compensation committee members. The Compensation Committee Charter is available on the Company’s website at www.immucor.com.  The Compensation Committee met nine times in the fiscal year ended May 31, 2010.

Governance Committee - The Governance Committee is responsible for recommending to the full Board of Directors candidates for appointment to the Board, reviewing periodically the composition and structure of the Board and its committees, monitoring Board effectiveness, and for developing and overseeing the Company’s corporate governance guidelines. The Governance Committee will consider nominees proposed by shareholders.  The Committee has not identified any specific, minimum qualifications or skills that it believes must be met by a nominee for director.  It is the intent of the Committee to review from time to time the appropriate skills and characteristics of directors in the context of the current make-up of the Board and the requirements and needs of the Company at a given time.  Given the current composition and size of the Board and the fact that the Committee has received no nominee candidates from shareholders, the Committee has not considered other candidates for election at the upcoming Meeting.

Under new rules recently adopted by the Securities and Exchange Commission (“SEC”), shareholders (or a group of shareholders) who hold at least 3% of the Company’s outstanding shares and have held them for three years (as determined under these new rules), may nominate up to 25% of the Company’s directors or one director, whichever number is greater, and include in the Company's proxy statement information about the nominee(s).  In order to exercise that right the nominating shareholder(s) must have disclaimed any intent to change control of the Company or to gain a number of seats greater than allowed under the new rules.  Shareholders wishing to nominate a candidate in accordance with these new rules for consideration at the 2011 annual meeting of shareholders must file the appropriate SEC form between April 27 and May 27, 2011, that is, not more than 150 days and not less than 120 days prior to the date in 2011 that corresponds to the date of the Company’s proxy materials for the 2010 Meeting.  Shareholders wishing to take advantage of the nomination rights extended under these new SEC rules should consult their own advisors concerning the requirements of these new rules, including the provisions concerning their ability to meet the share-ownership threshold prescribed in the new rules.

Other shareholders wishing to nominate a candidate for consideration at the annual meeting of shareholders in 2011 should submit the nominee’s name, affiliation and other pertinent information as required by the Company’s bylaws.  Such nominations should be addressed to the Governance Committee in care of the Secretary of the Company and be received by July 26, 2011 to be voted on at the 2011 annual meeting (not less than 60 days prior to the date in 2011 that corresponds to the date of the Company’s proxy materials for the 2010 Meeting).  Shareholders wishing to nominate a candidate for director should consult their own advisors concerning the requirements for nomination under our bylaws and under applicable law.

Messrs. Holland, Lancaster, Mintz, Morfit and Perkins are the current members of the Governance Committee. Each Governance Committee member during the time he served on the Governance Committee, including the fiscal year ended May 31, 2010 and since then, was “independent” as defined by the Nasdaq Stock Market rules applicable to nominating committee members. The Governance Committee Charter is available on the Company’s website at www.immucor.com.  The Governance Committee met four times during the fiscal year ended May 31, 2010.

Shareholder Communications with the Board

Shareholders wishing to communicate with members of the Board of Directors or with a committee of the Board of Directors may send an email to bod@immucor.com, indicating to which director or directors the email should be directed.  Alternatively, shareholders may send a letter to the Secretary of the Company with instructions as to which committee(s) or director(s) is to receive the communication.

Director Attendance at Annual Meetings of Shareholders

The Company's policy is to request that each director attend the Company’s annual meeting of shareholders.  The 2009 annual meeting was attended by all of the Company’s directors who were nominees at the meeting.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct that applies to all our employees, including our executive officers. A copy of the Code of Conduct is available on the Company’s website at www.immucor.com. Any amendments to or waivers of the Code of Conduct will be promptly posted on the Company's website or in a report on Form 8-K, as required by applicable laws.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation of the Company’s non-employee directors for fiscal 2010. Directors who are employees of the Company receive no compensation for their services as directors.

FISCAL 2010 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (1)		Stock Awards (3) (4)	Option Awards (2) (3) (4)	Total
Joseph Rosen	$91,500		$39,358	$20,507	$151,365
James Clouser	56,000		39,358	20,507	115,865
Hiroshi Hoketsu (5)	17,500		39,358	20,507	77,365
Paul Holland	41,500		39,358	20,507	101,365
Ronny Lancaster	51,500		39,358	20,507	111,365
Paul Mintz	34,583	(7)	-	152,789	187,365
G. Mason Morfit (6)	-		-	-	-
Chris Perkins	56,500		39,358	20,507	116,365

(1)
Non-employee directors receive an annual retainer of $25,000, $2,500 per meeting, and are reimbursed for all travel expenses to and from meetings of the Board. The Chairman of the Board is paid an additional $40,000 annual retainer, the Audit Committee Chair is paid an additional $15,000 annual retainer and the other Audit Committee members are each paid an additional $10,000 annual retainer, the Compensation Committee Chair and the Governance Committee Chair are each paid an additional $10,000 annual retainer, and the other members of these two Committees are each paid an additional $5,000 annual retainer. The annual retainers are paid on a cumulative basis.

(2)
In addition, the Company provides each of the non-employee directors a grant of an option to purchase shares of the Company’s Common Stock upon their election or appointment as a director at the stock’s closing market price on the date of grant. Stock options to purchase 19,500 shares at a price of $20.30 were granted to Dr. Mintz under the Company’s 2005 Long-Term Incentive Plan upon his appointment to the Board of Directors in January 2010. Each director may also receive other grants under the 2005 Long-Term Incentive Plan.

(3)
On June 4, 2009, as part of the annual group award, the Compensation Committee granted restricted shares and options to purchase shares of Common Stock to non-employee directors pursuant to the 2005 Long-Term Incentive Plan. Restricted shares and options granted to non-employee directors fully vest on the first anniversary of the date of grant.

(4)
The amounts in these columns reflect the aggregate grant date fair value, as computed in accordance with Accounting Standards Codification 718, of awards pursuant to the Company’s equity incentive plans Assumptions used in the calculation of these amounts for awards granted in fiscal years ended May 31, 2010 are included in Note 11, ”Share-Based Compensation”, to the Company’s audited financial statements for the fiscal year ended May 31, 2010, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2010 filed with the Securities and Exchange Commission (“SEC”) on July 23, 2010. These referenced sections are deemed part of the disclosure required under Item 402 of SEC Regulation S-K. All the awards listed above were equity awards and consequently aggregate grant date fair value is fixed.

(5)	Mr. Hoketsu did not stand for reelection at the 2009 Annual Meeting of Shareholders.

(6)	Mr. Morfit joined the Board in July 2010.

(7)	Dr. Mintz received $7,500 for his role as Chair of the Scientific Advisory Board and $6,000 for speaking at various Immutech symposia.

Director Stock Retention Guidelines

Each of the Company’s directors is required to own equity in the Company equal to one time their annual board retainer and to retain this equity throughout their tenure.  Dr. Mintz and Mr. Morfit have not yet reached the stock retention requirement and are required to retain 50% of the equity acquired under the Company’s stock incentive plans until they meet the stock retention guidelines.  All other directors currently hold enough equity to meet the Company’s stock retention guidelines.

REPORT OF THE COMPENSATION COMMITTEE

(The information contained in this report shall not be deemed to be ``soliciting material'' or ``filed'' or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.)

 The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and the Company's 2010 proxy statement.

 Submitted by the Compensation Committee of the Board:
James F. Clouser
Paul V. Holland
Ronny B. Lancaster
Paul D. Mintz
G. Mason Morfit
Joseph E. Rosen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during the fiscal year ended May 31, 2010 were Messrs. Clouser, Holland, Lancaster and Rosen.  Messrs. Mintz and Morfit joined the Compensation Committee in August 2010.

During the last fiscal year, no executive officer of the Company served either as:  (1) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; (2) a director of another entity, one of whose executive officers served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; or (3) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

MONITORING RELATED PARTY TRANSACTIONS

The Audit Committee of the Board monitors the occurrence of related party transactions in connection with its general responsibility to oversee the adequacy and effectiveness of the Company’s accounting, financial controls and internal controls over financial reporting, including the Company’s systems to monitor and manage business risk and legal and ethical compliance programs. The Committee relies principally on the Company’s management to identify transactions that may need to be reported in the Company’s SEC filings, including this proxy statement. Any such transactions identified are considered not later than the Audit Committee’s next regularly-scheduled meeting, at which meeting the Audit Committee will determine what, if any, action may be warranted. The Audit Committee’s responsibilities are generally stated in its Charter, although its practices concerning potentially-reportable transactions are not specifically stated in the Charter.

The Company’s Code of Conduct requires that employees avoid conflicts of interest, which are defined broadly to include transactions between the Company and the employee, a family member or an affiliated company.  Any conflict of interest is required to be brought to the immediate attention of the Company’s General Counsel.  A violation of the Code of Conduct may result in disciplinary action up to and including dismissal.  A copy of the Code of Conduct is available on the Company’s website at www.immucor.com.

The Company’s Governance Committee also considers potentially-reportable transactions in connection with its determination of whether the Company’s directors meet applicable SEC and Nasdaq independence standards. Its duty to make those determinations is stated in its Charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Grant Thornton LLP (“Grant Thornton”), the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments on the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with Grant Thornton their independence from management and the Company, including the matters in the written disclosures required by the SEC and the Public Company Accounting Oversight Board (“PCAOB”), and has considered whether Grant Thornton’s provision of non-audit services to the Company is compatible with maintaining their independence.

The Audit Committee discussed with the Company’s internal audit representatives and Grant Thornton the overall scope and plans for their respective audits. The Audit Committee met with the internal audit representatives and Grant Thornton, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2010 for filing with the Securities and Exchange Commission.

James F. Clouser
Chris E. Perkins
Joseph E. Rosen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Common Stock of Immucor beneficially owned by (i) each director, (ii) each executive officer of the Company listed in the Summary Compensation Table in this Proxy statement, (iii) each person known to the Company to own more than 5% of the outstanding shares of Common Stock, and (iv) all of the executive officers and directors of the Company as a group. This information provided is as of September 23, 2010, and the beneficial ownership percentages are based on a total of approximately 69,980,387 shares of the Company’s Common Stock issued and outstanding on September 23, 2010, in each case except where indicated.

Name of Beneficial Owner (and address for those owning more than five percent)	Amount and Nature of Beneficial Ownership (1)		Percent of Class
James F. Clouser	15,212	(2)	*
Geoffrey S. Crouse	39,592	(3)	*
Dr. Gioacchino De Chirico	510,222	(4)	*
Richard A Flynt	49,713	(5)	*
Dr. Paul V. Holland	15,212	(6)	*
Ronny B. Lancaster	19,490	(7)	*
Dr. Paul D. Mintz	2,860	(8)	*
Philip H. Moise	103,950	(9)	*
G. Mason Morfit (ValueAct Capital)	8,913,336	(10)	*
Chris E. Perkins	15,212	(11)	*
Joseph E. Rosen	118,879	(12)	*
All directors and executive officers as a group (eleven persons)	9,803,678		13.9%

BlackRock, Inc.	5,750,859	(13)	8.2%
Neuberger Berman Group, LLC	3,812,717	(14)	5.4%
ValueAct Capital	8,913,336	(15)	12.7%

* Represents less than one percent of the Company's outstanding Common Stock

(1)
Unless otherwise indicated, the address of each of our directors and executive officers is c/o Immucor, Inc., 3130 Gateway Drive, Norcross, Georgia, 30071.  A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through the exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner's spouse or children. Amounts include shares of the Company’s Common Stock, including restricted shares, both vested and unvested, which have voting rights.

(2)	For Mr. Clouser, includes options to purchase 6,644 shares at $30.98, options to purchase 3,286 shares at $16.25 and 2,860 shares of restricted stock that vest periodically over the next two years.

(3)	For Mr. Crouse, includes options to purchase 12,500 shares at $16.85 and 25,741 shares of restricted stock that vest periodically over the next five years.

(4)
For Dr. De Chirico, includes options to purchase 28,368 shares at $17.51, options to purchase 42,249 shares at $29.23, options to purchase 35,193 shares at $26.90, options to purchase 11,810 shares at $16.25 and 72,866 shares of restricted stock that vest periodically over the next five years.

(5)
For Mr. Flynt, includes options to purchase 7,500 shares at $33.24, options to purchase 10,828 shares at $26.90, options to purchase 2,588 shares at $16.25 and 25,971 shares of restricted stock that vest periodically over the next five years.

(6)	For Dr. Holland, includes options to purchase 6,644 shares at $30.98, options to purchase 3,286 shares at $16.25 and 2,860 shares of restricted stock that vest periodically over the next two years.

(7)
For Mr. Lancaster, includes options to purchase 6,250 shares at $29.55, options to purchase 3,867 shares at $26.90, options to purchase 3,286 shares at $16.25 and 2,860 shares of restricted stock that vest periodically over the next two years.

(8)	For Dr. Mintz, represents 2,860 shares of restricted stock that vests one year from the date of grant.

(9)
For Mr. Moïse, includes options to purchase 11,250 shares at $30.00, options to purchase 21,937 shares at $29.23, options to purchase 17,403 shares at $26.90, options to purchase 4,163 shares at $16.25 and 41,972 shares of restricted stock that vest periodically over the next five years.

(10)
Represents shares beneficially owned by ValueAct Capital.  Mr. Morfit is attributed beneficial ownership of these shares as a partner of ValueAct Capital, but he disclaims beneficial ownership except to the extent of his pecuniary interest in each ValueAct entity (see note 15 below).

(11)	For Mr. Perkins, includes options to purchase 6,644 shares at $30.98, options to purchase 3,286 shares at $16.25 and 2,860 shares of restricted stock that vest periodically over the next two years.

(12)
For Mr. Rosen, includes options to purchase 63,437 shares at $0.89, options to purchase 25,312 shares at $6.12, options to purchase 2,535 shares at $17.51, options to purchase 2,437 shares at $29.23, options to purchase 3,867 shares at $26.90, options to purchase 3,286 shares at $16.25 and 3,309 shares of restricted stock that vest periodically over the next two years.

(13)
Based on information contained in a Schedule 13G that BlackRock, Inc., 40 East 52nd Street, New York, NY, 10022 filed with the SEC on January 29, 2010. The filing indicated that BlackRock, Inc., had sole voting power for 5,750,859 and sole dispositive power for 5,750,859 shares.

(14)
Based on information contained in a Schedule 13G that Neuberger Berman Group, LLC, 605 Third Avenue, New York, NY, 10158, filed with the SEC on February 17, 2010. The filing indicated that Neuberger Group, LLC, including its affiliate Neuberger Berman, LLC, had shared voting power for 3,238,191 shares and shared dispositive power for 3,812,717 shares.

(15)
Based on information contained in a Schedule 13D that ValueAct Capital, 435 Pacific Avenue, 4th floor, San Francisco, CA, 94133, filed with the SEC on July 28, 2010. The filing indicated that ValueAct Capital, including its affiliates ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC, had shared voting power for 7,540,665 shares and shared dispositive power of 7,540,665 shares and including its affiliates ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC, ValueAct SmallCap Management, L.P., ValueAct SmallCap Management, LLC, and David Lockwood, had shared voting power and shared dispositive power for 1,372,671 shares.

EXECUTIVE OFFICERS

Set forth below is information regarding the current executive officers of the Company.

Name	Age	Position with Company	Since
			(1)
Dr. Gioacchino De Chirico	57	President and Chief Executive Officer	2003 (2)
Geoffrey S. Crouse	39	Executive Vice President and Chief Operating Officer	2009
Richard A. Flynt	51	Executive Vice President and Chief Financial Officer	2007
Philip H. Moïse	60	Executive Vice President, General Counsel and Secretary	2007

(1)	Ralph A. Eatz was the Company’s Chief Scientific Officer until his retirement in May 2010.

(2)	Dr. De Chirico has served as President of the Company since July 2003 and as Chief Executive Officer of the Company since September 2006.

Biographical information for Dr. De Chirico is presented above under “Election of Directors.”

Mr. Crouse serves as Executive Vice President, Chief Operating Officer and joined the Company in August 2009.  Previously, Mr. Crouse served as Vice President of the Life Sciences Business Unit at Millipore Corporation, a provider of technologies, tools and services for the global life sciences industry from 2006 until joining Immucor in 2009. Prior to that, Mr. Crouse worked at F. Hoffman-La Roche Ltd., a healthcare company focusing on diagnostic and pharmaceutical products, serving as the Head of Market Development and Government Affairs in the Diagnostics Division from 2004 to 2006 and as the Senior Marketing Manager in Molecular Diagnostics from 2003 to 2004.  Mr. Crouse earned a B.A. from Boston College and an MBA and Masters of Public Health from the University of California at Berkeley.

Mr. Flynt serves as Executive Vice President, Chief Financial Officer and joined the Company in December 2007.  Mr. Flynt is a Certified Public Accountant with more than 25 years of financial management experience.  He has most recently served as Vice President – Finance with McKesson Corporation in Alpharetta, Georgia.  From July 2004 through January 2007, he was Senior Vice President – Corporate Controller & Chief Accounting Officer with Per-Se Technologies, Inc., which was acquired by McKesson Corporation in January 2007.  From 1997 through 2004, he served in a variety of senior financial management positions with GNB Technologies, Inc., Exide Technologies, Inc. and GTS Energy.  Prior to that, he had 15 years of public accounting experience with Ernst & Young LLP. Mr. Flynt earned a BBA and Masters of Accounting from the University of Georgia.

Mr. Moïse serves as Executive Vice President, General Counsel and Secretary and joined the Company in April 2007. Before joining the Company, Mr. Moïse was in the private practice of law, most recently as a partner and Co-Chair of Life Sciences at Sutherland Asbill & Brennan LLP in Atlanta. During a 30-year career in private practice, he represented over 35 public and private companies in the life sciences and medical products industries, and he had represented the Company for more than 20 years. Mr. Moïse graduated with honors from The Citadel and Duke University School of Law.

Legal Proceedings Involving Named Executive Officers

Dr. De Chirico was the Company’s Chief Executive Officer from April to October 2004, but relinquished that position pending the Board's review of payments made by the Company’s Italian subsidiary during his tenure as President of that subsidiary.  As previously reported, in October 2004 a prosecutor in Milan, Italy alleged that the Company’s Italian subsidiary had made an improper €13,500 payment to an Italian physician for the purpose of securing business from the physician’s hospital.  A case was brought against the subsidiary and Dr. De Chirico.  In 2007, the Company settled all charges against the subsidiary. Dr. De Chirico chose not to settle and his case proceeded to trial.  In April 2008 the tribunal in Milan rendered a guilty verdict at the first level, the verdict was confirmed at the second level in March 2010, and the case has moved to the third level.  Under Italian law all penalties imposed under the verdict were immediately negated at the first level.  The Italian criminal court system is much different from the US system, and consists of three different levels.  At the first and second levels both sides can present evidence and legal arguments; at the third level only legal arguments are considered.  Under Italian law, Dr. De Chirico will be considered innocent until all three levels have been completed.  In 2007, the Company and Dr. De Chirico settled a related SEC investigation, requiring Dr. De Chirico to pay a $30,000 civil penalty.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of compensation awarded to Named Executive Officers (for fiscal 2010, our Chief Executive Officer, Chief Operating Officer, Chief Scientific Officer, Chief Financial Officer and General Counsel) during the 2010 fiscal year. It should be read in conjunction with the Summary Compensation Table, related tables and the narrative disclosure under the heading “Executive Compensation.”

Overview
Our Compensation Committee, which is comprised solely of independent directors, has responsibility over matters relating to compensation of executives, including cash incentive and other benefit plans, and non-employee directors of the Company, including reviewing the performance of management in achieving the Company’s goals and objectives and for setting the annual compensation of the Company’s executive officers. The Committee also has responsibility over matters relating to the Company’s equity incentive plans, including the sole authority to grant stock options and other equity incentive awards to employees, directors and any other eligible individuals from time to time and to administer the Company’s various equity incentive plans.

Cash bonuses that have been paid to executive officers at the end of each fiscal year have been conditioned on the achievement of certain net income targets and on company objectives.  Under the terms of the bonus plans approved at the beginning of each fiscal year, the Compensation Committee has had authority to adjust the net income target to account for non-recurring expenses not anticipated at the time the plan was approved. Long-term equity incentives (stock options and restricted stock) are awarded at the beginning of each fiscal year based on the salary and position of the recipient, and are influenced by the recipient’s performance.

Outside consultants have assisted the Committee in establishing the overall compensation philosophy. Our consultants have also provided market compensation information which the Committee has used, together with other available information, to set compensation it determined to be in line with the current market rates and compensation paid by our peers. For fiscal years 2009 and 2010, our consultants were Towers Watson (formerly known as Watson Wyatt) who were retained independently by the Compensation Committee and did not perform any other services for the Company.

The Committee has also sought input from management, and the Chief Executive Officer has periodically met with Committee members to evaluate performance of other executive officers and recommend their compensation. However, no executive officer, including the Chief Executive Officer, has participated directly in any Committee meetings relating to his or her compensation, other than to provide information requested by the Committee, and the Chief Executive Officer has not been present during any deliberations concerning his compensation. The significant aspects of management’s role have been recommending performance targets and objectives, evaluating employee performance and recommending base salary increases. The Committee is not authorized under its Charter to delegate its authority to others in determining or recommending compensation for executive officers or directors.

Our Compensation Philosophy

Primary Objectives

The primary objectives of our executive compensation program are to support the achievement of our financial and strategic goals by attracting and retaining executives performing at the highest levels of our industry, and to reward the achievement of goals we believe drive shareholder value.  To achieve these objectives, we intend that our executive compensation programs:

•	Include performance measures that recognize overall company performance as well as individual performance;
•
Include plans that are competitive externally but flexible enough to deliver rewards based on an executive’s ability to influence our financial and organizational performance and to influence individual performances;

•	Reflect that outstanding company performance should be accompanied by outstanding rewards, and performance below expectations should result in lesser rewards or no rewards;
•	Reflect that outstanding individual performance should be accompanied by outstanding rewards within limits of company performance;
•	Provide flexibility and discretion in applying the compensation principles to appropriately reflect individual circumstances as well as changing business conditions and priorities; and
•	Include a mix of compensation that balances rewards for achievement of our short- and long-term financial goals and rewards linked to the performance of our stock.

External Benchmarks

 In setting compensation for executive officers, we considered how medical diagnostics and other related companies in our industry compensate their executives. We refer to these companies as “peer companies” and consider how they compensate executives in positions comparable to our executive positions, that is, positions with similar duties, responsibilities, complexity and scope.  The peer companies the Compensation Committee used for fiscal 2010 to compare compensation levels were:

Affymetrix Inc.	Myriad Genetics Inc.
Gen-Probe Inc.	Qiagen N.V.
Haemonetics Corp.	Quidel Corp.
ICU Medical Inc.	Techne Corp.
Illumina Inc.	Thoratec Corp.
Meridian Bioscience Inc.	Zoll Medical Corp.

Certain positions are not specific to our industry.  For those positions, our Compensation Committee also used compensation surveys conducted by national human resources consulting firms containing information about a broader group of companies in other industries, including public companies of comparable size to us. These compensation surveys, together with the peer group information, were used to consider compensation for all executives, including our Named Executive Officers.

Overall compensation opportunities have been based on typical competitive market practices. However, while we consider levels of compensation at our peer companies to be an important measure, we expect that the application of other important factors will result in compensation being above peer-company medians for some executive officers and below peer-company medians for other executive officers, and this could vary from year to year.  Actual executive compensation should reflect our overall performance so that in years of strong company performance executives earn higher levels of compensation, and in years of weaker company performance executives should earn lower levels of compensation.

Total Compensation

Our primary compensation program includes the following elements:

- Base salary,
- Annual cash incentives (bonuses), and
- Stock-based long-term incentives.

Total compensation for our executive officers is weighted more heavily towards incentive-based remuneration, including equity-based compensation, because we believe such compensation has the greatest ability to influence our overall results. The mix of compensation elements is adjusted from time to time to best support our immediate and longer-term objectives.

Base Salary

The purpose of base salary is to provide a competitive level of fixed compensation to help attract and retain the executives we need to achieve our financial and strategic goals. Base salaries have been generally established at a level designed to be competitive with base salaries for comparable positions among our peer companies, and have been adjusted where appropriate to reflect the qualifications and contribution level of the individual executive. Outstanding individual performance or significant experience may warrant a higher base salary for a particular executive as compared to those in comparable positions among our peer companies.  Each executive officer’s base salary has been reviewed on an annual basis and adjusted as appropriate to reflect individual performance and/or changes in the marketplace.

Annual Cash Incentives (Bonuses)

The purpose of our annual cash bonus plan is to motivate and reward executives for achieving our shorter-term financial goals and strategic goals, and to provide competitive total compensation opportunities.  Each executive’s annual bonus opportunity has been designed with reference to the bonus opportunities of comparable positions at our peer companies, while also balancing the cost implications to us.  During fiscal year 2010, our annual bonus plan consisted of the FY 2010 Bonus Plan (the “2010 Bonus Plan”) adopted in May 2009.

Under the terms of the 2010 Bonus Plan, the Company’s executive officers were eligible for bonuses based on three components, weighted equally:

•	Net Income Component: actual net income compared to fiscal 2010 target net income;

•	Product Component: the achievement of corporate goals for product quality and new product introduction for fiscal 2010; and

•	Individual Goals Component: the achievement of individual performance objectives for fiscal 2010.

Our Compensation Committee retains the ability to provide for bonuses for outstanding individual performance even when targeted metrics for overall company performance are not achieved. Annual bonuses can increase if we exceed targeted net income.

Stock-Based Long-Term Incentives

The purposes of our long-term incentive program are to motivate executives to drive shareholder value by better aligning their interests with those of shareholders, and to provide competitive total compensation opportunities.  We deliver long-term incentives through equity compensation plans because we believe equity ownership most clearly aligns the interests of our executives with those of our shareholders. Long-term incentives represent a comparably larger portion of the total compensation package for executives we believe are in a position to most directly influence our longer-term success.  Long-term incentive grants have been designed to be competitive with typical market practices among our peer companies and other comparable companies, taking into consideration individual performance, internal fairness and the overall cost of the program to the Company. Our Compensation Committee has generally favored an emphasis on the use of long-term equity incentive awards to motivate members of the Company’s senior management team, including the Chief Executive Officer and other Named Executive Officers. The ultimate value of the equity awarded will depend on the long-term performance of our stock.

Benefits

Our executives receive benefits consistent with our general employee population, unless their position requires additional benefits to carry out their duties. These benefits, as for all employees, will help executives and their families protect themselves against financial risks associated with illness, disability, death and retirement through a combination of personal savings, company contributions and company-sponsored benefit plans. Our executive officers also receive car allowances for the use of their personal cars for our business as disclosed in the Compensation Summary Table under the Executive Compensation section, and all officers are entitled to be reimbursed for a portion of the premiums on personal life insurance policies.

Elements of Compensation for Fiscal 2010

The following section outlines the components of compensation and how we established pay levels for each of these components in fiscal 2010.

Base Salary

The base salaries paid to our Named Executive Officers for fiscal 2010 were governed by the terms of their employment agreements with us, each of which has been approved by our Compensation Committee.  These employment agreements contain the general terms of each Named Executive Officer’s employment and establish the minimum compensation that such Named Executive Officers are entitled to receive, but do not prohibit, limit or restrict our ability to pay additional compensation, whether in the form of base salary, bonus, stock options or otherwise. Our Compensation Committee reviews base salaries of our executive officers annually and employment agreements are amended for any increases granted.

In August 2009, our Compensation Committee approved merit increases in the base salaries of Ralph Eatz, Richard Flynt and Philip H. Moïse.  The Compensation Committee also approved an increase in the base compensation of Dr. De Chirico; however, Dr. De Chirico declined the increase.  Geoffrey Crouse’s base salary for fiscal 2010 was determined pursuant to the terms of his employment agreement with us dated August 1, 2009.  The table below shows the base salary for each executive officer for fiscal 2010.

Gioacchino De Chirico	President and Chief Executive Officer	$575,000
Geoffrey S. Crouse	Executive VP, Chief Operating Officer	$450,000
Ralph Eatz	Senior VP, Chief Scientific Officer	$428,000
Richard A. Flynt	Executive VP, Chief Financial Officer	$340,000
Philip H. Moïse	Executive VP, General Counsel	$488,000

For fiscal 2010, the base salaries of Messrs. Eatz and Moïse exceeded the median base salary of our peer companies and Mr. Crouse’s base salary exceeded the median base salary disclosed in salary surveys, while Dr. De Chirico’s and Mr. Flynt's base salary fell below the median.

Annual Cash Incentives (Bonuses)

Bonuses under the 2010 Bonus Plan, in which our Named Executive Officers participated, were based on the Company achieving specified goals for net income, product quality and new product introduction established by the Compensation Committee, and on achievement of individual performance objectives established for each participant at the beginning of the Company’s fiscal year.  The 2010 Bonus Plan components were designed to support the Company’s long-term strategic goals and achievement of all bonus plan elements required successful execution throughout the organization.

The Company’s executive officers were eligible for bonuses based on three components, weighted equally:

•	Net Income Component: actual net income compared to fiscal 2010 target net income;

•	Product Component: the achievement of corporate goals for product quality and new product introduction for fiscal 2010; and

•	Individual Goals Component: the achievement of individual performance objectives for fiscal 2010.

The table below shows the maximum bonus awards that could be earned by executive officers if actual net income were 100% or more of Target Net Income.  Executive officers could earn bonus awards on a prorated basis if actual net income is between 90% and 100% of Target Net Income.  No awards are paid if actual net income is less than 90% of Target Net Income.  The amount an individual actually earned depended on the extent to which the goals for each bonus component were met.

	100% of Target Net Income	105% of Target Net Income	110% of Target Net Income or Above
Maximum Bonus Award (% of Base Compensation) *	12.5%	25%	37.5%

*	Percentage bonuses are prorated for net income performance between the above-stated categories.

For fiscal 2010, the net income component was 98% achieved after adjustments approved by the Compensation Committee to exclude expenses related to the retirement of Ralph Eatz, our former Chief Scientific Officer.  The product component was 67% achieved.  For the individual goals component, the Chief Executive Officer achieved 67% of his individual goals while the remaining Named Executive Officers achieved 100% of their respective individual goals.  In August 2010, our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel received the bonuses listed below under the Company’s 2010 Bonus Plan.  Ralph Eatz did not receive a bonus because he was not employed by the Company at the time of payment.

Gioacchino De Chirico	President and Chief Executive Officer	$50,624
Geoffrey S. Crouse	Executive VP, Chief Operating Officer	$37,812
Richard A. Flynt	Executive VP, Chief Financial Officer	$34,283
Philip H. Moïse	Executive VP, General Counsel	$49,207

Stock-Based Long-Term Incentives

Under our 2005 Long-Term Incentive Plan, the Compensation Committee has the discretion to award many kinds of long-term incentives including stock options, restricted stock, SARs, deferred stock, and stock-based and cash-based long-term performance awards. To date, only stock options and restricted stock have been awarded under that plan. Stock options are granted at the closing market price on the date of grant and will only increase in value if the Company’s stock price increases. In addition, all stock option grants require various minimum periods of employment beyond the date of the grant in order to exercise the option, and restricted stock awards require various minimum periods of employment in order for the recipient to gain unrestricted ownership of the shares awarded.

In June 2009, the Compensation Committee approved criteria for the issuance of equity-based awards for fiscal year 2010 and awarded stock options and restricted stock to our executive officers under our 2005 Long-Term Incentive Plan.  The target value of awards for fiscal 2010 to our Chief Executive Officer, Chief Operating Officer, Chief Scientific Officer, Chief Financial Officer and General Counsel is presented below.

Chief Executive Officer	150% of base compensation
Chief Operating Officer	90% of base compensation
Chief Scientific Officer	90% of base compensation
Chief Financial Officer	90% of base compensation
General Counsel	90% of base compensation

For the CEO, 35% of the target value was paid in stock option grants (based on their grant date value estimated using the Black-Scholes option pricing model) and 65% of the target value was paid in restricted stock (based on the market price of the Company’s stock on the date of grant).  For the other executive officers, 25% of the target value was paid in stock option grants (based on their grant date value estimated using the Black-Scholes option pricing model) and 75% of the target value was paid in restricted stock (based on the market price of the Company’s stock on the date of grant).

In deciding on the number and kind of long-term incentive awards, the Compensation Committee considered the financial performance of the Company, such as increases in net income and operating income, as well as competitive market data on the amount and kind of long-term incentive grants made to executives at peer companies and other comparable companies. The Committee also sought input from management and from independent consultants retained by the Committee. The Compensation Committee then determined the number and kind of awards to be granted to executive officers occupying certain positions. A larger award, on a percentage basis, was made to the Chief Executive Officer because the Compensation Committee determined that he would have the most significant impact on the financial success of the Company for the time periods during which the awards would vest.

Please refer to the “Executive Compensation” section of this Proxy Statement for the details of all elements of compensation earned by the Named Executive Officers of the Company for fiscal 2010.

Incentive Compensation for Fiscal 2011

Fiscal 2011 Bonus Plan. In April 2010, the Compensation Committee approved the FY 2011 Bonus Plan and Long-Term Incentive Plan for Executive Officers (the bonus portion of the Plan is referred to as the “2011 Bonus Plan” and the long-term incentive portion of the Plan is referred to as the “2011 Stock Incentive Plan”).   Under the terms of the 2011 Bonus Plan, the Company’s executive officers will be eligible to receive cash bonuses based on the Company achieving specified goals for net income and corporate goals established by the Compensation Committee, as well as on the achievement of individual performance objectives established for each participant at the beginning of the Company’s fiscal year.  The 2011 Bonus Plan components were designed to support the Company’s long-term strategic goals and achievement of all bonus plan elements which require successful execution throughout the organization. Named Executive Officers for fiscal 2011 will include the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel.

The Company’s executive officers will be eligible for bonuses based on three components, weighted equally:

•	Net Income Component: actual net income compared to fiscal 2011 target net income (“Target Net Income”);

•	Corporate Goals Component: the achievement of corporate goals established by the Compensation Committee for fiscal 2011; and

•	Individual Goals Component: the achievement of individual performance objectives for fiscal 2011.

The table below shows the maximum bonus awards that could be earned by executive officers if actual net income is 100% or more of Target Net Income.  Executive officers can earn bonus awards on a prorated basis if actual net income is between 90% and 100% of Target Net Income.  No awards are paid if actual net income is less than 90% of Target Net Income.  The amount an individual actually earns will depend on the extent to which the goals for each bonus component are met.

Maximum Bonus Award (% of Base Compensation)*	100% of Target Net Income	105% of Target Net Income	110% of Target Net Income or Above
CEO	45%	67.5%	90%
Other Executive Officers	30%	45%	60%

*	Maximum bonus awards will be prorated for in-between percentage of net income.

Fiscal 2011 Stock-Based Long-Term Incentives. The 2011 Stock Incentive Plan also reflects the criteria for the issuance of equity-based awards for fiscal year 2011 approved by the Compensation Committee.  These criteria are substantially identical to the criteria reflected in the Company’s FY 2010 Long-Term Incentive Awards Plan adopted at the end of fiscal 2009 (the “2010 Stock Incentive Plan”).   In June 2010, the Compensation Committee awarded stock options and restricted stock to our executive officers under our 2005 Long-Term Incentive Plan. The target value of awards to our Named Executive Officers is presented below:

Chief Executive Officer	150% of base compensation
Other Named Executive Officers	100% of base compensation

The Chief Executive Officer will be awarded 35% of the target value in stock option grants (based on their grant date value estimated using the Black-Scholes option pricing model) and 65% of the target value will be awarded in restricted stock (based on the market price of the Company’s stock on the date of grant).

All other executive officers will be awarded 25% of the target value in stock option grants (based on their grant date value estimated using the Black-Scholes option pricing model) and 75% of the target value will be awarded in restricted stock (based on the market price of the Company’s stock on the date of grant).

Risk Related to Compensation Policies

In establishing and reviewing the Company’s overall executive compensation program, the Compensation Committee considers whether the program encourages taking unnecessary or excessive risks.  The Committee has determined that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

  A significant portion of the compensation provided to executive officers and other senior employees of the Company is in the form of long-term equity incentive awards that align the interests of the recipient with those of the Company’s shareholders. The Compensation Committee believes these awards do not encourage unnecessary or excessive risk taking because they are staggered and subject to long-term vesting schedules to help ensure that recipients have significant value tied to long-term Company stock price performance.  Also, the Company’s Stock Retention Guidelines require the CEO to own equity in the Company equal to four times salary and other executive officers to own equity equal to two times salary and to retain this equity throughout their tenure.  In addition, the Compensation Committee believes that performance-based cash bonuses, which are based on the achievement of strategic and leadership objectives in addition to financial metrics, do not create risks that could have a material adverse effect on the Company.

We provide commission-based compensation to a limited number of sales personnel consistent with industry practices, and we believe that these practices are unlikely to have a material adverse effect on us.

The Compensation Committee will continue to be proactive in monitoring compensation risk, and to assess the potential risks of compensation programs and policies during the design and approval process.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code prohibits Immucor from deducting, for federal income tax purposes, certain compensation in excess of $1 million per year paid to certain persons named in the Summary Compensation Table unless the compensation meets particular criteria. One criterion is that the compensation be paid only upon the achievement of objective, pre-established performance goals and in accordance with certain procedural requirements. For fiscal year 2010, the Committee and management believe that Section 162(m) of the Internal Revenue Code does not impact the deductibility of executive compensation.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by the following current executive officers of the Company for services rendered in all capacities to the Company for the 2010 fiscal year. All the individuals identified on this table are referred to as the “Named Executive Officers.”Summary Compensation Table

FISCAL 2010 SUMMARY COMPENSATION TABLE

Name and Principal Position		Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)		All Other Compensation (6)	Total
			($)	($)	($)	($)	($)		($)	($)
Dr. Gioacchino De Chirico		2010	571,304	-	565,841	294,823	50,624		66,194	1,548,786
President		2009	571,828	-	394,220	730,666	294,687	(4)	44,419	2,035,820
Chief Executive Officer		2008	545,233	-	354,706	653,007	259,350		54,729	1,867,025

Richard A. Flynt		2010	339,546	-	200,298	64,605	34,283		21,608	660,340
Executive Vice President		2009	292,662	-	121,292	224,815	106,575		23,167	768,511
Chief Financial Officer		2008	123,846	-	-	186,480	91,000		6,017	407,343

Geoffrey S. Crouse		2010	372,034	-	168,500	334,022	37,812		229,868	1,142,236
Executive Vice President		2009	-	-	-	-	-		-	-
Chief Operating Officer		2008	-	-	-	-	-		-	-

Ralph A. Eatz	(5)	2010	444,477	-	282,734	91,191	-		49,743	868,145
Senior Vice President		2009	412,709	-	171,111	317,162	197,125		48,989	1,147,095
Chief Scientific Officer		2008	394,770	-	153,896	283,306	158,000		48,591	1,038,562

Philip H. Moise		2010	488,973	-	322,238	103,935	49,207		21,962	986,314
Executive Vice President		2009	472,115	-	194,944	361,321	171,463		19,441	1,219,284
General Counsel		2008	450,000	-	184,149	339,063	146,250		23,702	1,143,164

(1)
We paid bonuses for fiscal 2010 at the beginning of fiscal 2011 based on the achievement of more than 90% of the fiscal 2010 net income target, and product and individual goals established under the Company’s 2010 Bonus Plan at the end of fiscal 2009. These bonus amounts are reported in the Non-Equity Incentive Plan Compensation column of this table. No other discretionary bonuses were paid to any Named Executive Officer during fiscal 2010.

(2)
The amounts in these columns reflect the aggregate grant date fair value, as computed in accordance with Accounting Standards Codification 718, of awards pursuant to the Company’s equity incentive plans Assumptions used in the calculation of these amounts for awards granted in fiscal years ended May 31, 2010 are included in Note 11, ”Share-Based Compensation”, to the Company’s audited financial statements for the fiscal year ended May 31, 2010, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2010 filed with the Securities and Exchange Commission (“SEC”) on July 23, 2010. These referenced sections are deemed part of the disclosure required under Item 402 of SEC Regulation S-K. All the awards listed above were equity awards and consequently aggregate grant date fair value is fixed.

(3)	Amounts in this column are awards paid under the 2010 Bonus Plan described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)
Dr. De Chirico was entitled to receive $337,687 under the 2009 Bonus Plan but voluntarily declined $43,000 of that amount, which was the portion related to the additional expenses incurred during fiscal 2009 related to the Company’s Quality Process Improvement Project.

(5)
Ralph A. Eatz worked in the blood banking reagent field for over 30 years and was a director of the Company from its founding in 1982 until 2010.  Mr. Eatz served as Vice President – Operations of the Company from its founding until being appointed Senior Vice President – Operations in 1988.  In July 2003, Mr. Eatz became Senior Vice President – Chief Scientific Officer and he held that position until his retirement in 2010.

(6)	All Other Compensation consisted of the following:

FISCAL 2010 ALL OTHER COMPENSATION
Name	Year	Perquisites and Other Personal Benefits	Insurance Premiums	Company Contributions to Retirement and 401(k) Plans	Total
		($)	($)	($)	($)
Dr. Gioacchino De Chirico	2010	11,732	45,339	9,123	66,194
President	2009	13,604	21,336	9,479	44,419
Chief Executive Officer	2008	13,170	32,004	9,555	54,729

Richard A. Flynt	2010	11,552	-	10,056	21,608
Executive Vice President	2009	11,305	-	11,862	23,167
Chief Financial Officer	2008	5,102	-	915	6,017

Geoffrey S. Crouse	2010	172,945	50,000	6,923	229,868
Executive Vice President	2009	-	-	-	-
Chief Operating Officer	2008	-	-	-	-

Ralph A. Eatz	2010	12,739	26,984	10,020	49,743
Senior Vice President	2009	12,628	26,983	9,378	48,989
Chief Scientific Officer	2008	12,285	26,984	9,322	48,591

Philip H. Moise	2010	10,560	2,500	8,902	21,962
Executive Vice President	2009	10,480	2,500	6,461	19,441
General Counsel	2008	9,600	-	14,102	23,702

FISCAL 2010 PERQUISITES TABLE
Name	Year	Auto Allowance	Financial Planning/ Legal Fees	Executive Relocation	Total Perquisites and Other Personal Benefits
Dr. Gioacchino De Chirico	2010	11,732	-	-	11,732
President	2009	13,604	-	-	13,604
Chief Executive Officer	2008	13,170	-	-	13,170

Richard A. Flynt	2010	11,552	-	-	11,552
Executive Vice President	2009	11,305	-	-	11,305
Chief Financial Officer	2008	5,102	-	-	5,102

Geoffrey S. Crouse	2010	8,800	15,109	149,036	172,945
Executive Vice President	2009	-	-	-	-
Chief Operating Officer	2008	-	-	-	-

Ralph A. Eatz	2010	12,739	-	-	12,739
Senior Vice President	2009	12,628	-	-	12,628
Chief Scientific Officer	2008	12,285	-	-	12,285

Philip H. Moise	2010	10,560	-	-	10,560
Executive Vice President	2009	10,480	-	-	10,480
General Counsel	2008	9,600	-	-	9,600

Grants of Plan-Based Awards

Grants of stock-based awards for fiscal 2010 were made under the Company’s 2010 Stock Incentive Plan to executive officers, vice presidents, managers and supervisors generally based on the base compensation of the individual award recipient.   All awards were made under the Company’s 2005 Long-Term Incentive Plan, which was adopted by our Board of Directors and approved by our shareholders in 2005. The 2005 Long-Term Incentive Plan replaced our preexisting stock option plans which have been frozen and remain in effect only to the extent of awards outstanding under these plans. Awards for up to 3,600,000 shares of our Common Stock may be granted under the 2005 Long-Term Incentive Plan. There is a restriction on the number of shares that may be used for awards other than stock options (1,800,000), but there is no restriction on the number of shares that may be used for grants of non-incentive stock options. Options are granted at the closing market price on the date of the grant. Option awards generally vest equally over a four-year period and have a six-year contractual term. Restricted stock awards generally vest equally over a five-year period.  The 2005 Long-Term Incentive Plan provides for accelerated vesting of option and restricted stock awards if there is a change in control of the Company as defined in the 2005 Long-Term Incentive Plan, which would include, among other things, an acquisition, merger, liquidation and dissolution, or certain changes in majority ownership or of a majority of the Company’s Board of Directors.

The following table includes certain information with respect to grants of plan-based awards to our Named Executive Officers during the fiscal year ended May 31, 2010:

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS TABLE
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or	Closing
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Shares of Stock or Units (3) (#)	Securities Underlying Options (3) (#)	Base Price of Option Awards ($ / Sh)	Price on Grant Date ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Dr. Gioacchino De Chirico	6/4/09					47,241	$ 16.25	$ 16.25	$ 294,823
President	6/4/09				34,821		$ -	$ 16.25	$ 565,841
Chief Executive Officer

Richard A. Flynt	6/4/09					10,352	$ 16.25	$ 16.25	$ 64,605
Executive Vice President	6/4/09				12,326		$ -	$ 16.25	$ 200,298
Chief Financial Officer

Geoffrey S. Crouse	8/3/09					50,000	$ 16.85	$ 16.85	$ 334,022
Executive Vice President	8/3/09				10,000		$ -	$ 16.85	$ 168,500
Chief Operating Officer

Ralph A. Eatz	6/4/09					14,612	$ 16.25	$ 16.25	$ 91,191
Senior Vice President	6/4/09				17,399		$ -	$ 16.25	$ 282,734
Chief Scientific Officer

Philip H. Moise	6/4/09					16,654	$ 16.25	$ 16.25	$ 103,935
Executive Vice President	6/4/09				19,830		$ -	$ 16.25	$ 322,238
General Counsel

(1)
Actual payouts in August 2010 to the Named Executive Officers under the 2010 Bonus Plan are reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The Compensation Discussion and Analysis section of this Proxy Statement explains in greater detail the methodology used for calculating bonuses.

(2)
On June 4, 2009, as part of the annual group award under the 2010 Stock Incentive Plan, the Compensation Committee granted options to purchase shares of Common Stock and restricted share awards to employees of the Company, including Named Executive Officers, pursuant to the 2005 Long-Term Incentive Plan. The options vest 25% at each anniversary of the grant date and have a term of six years, and restricted shares vest 20% at each anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards to the Named Executive Officers at May 31, 2010:

FISCAL 2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards (1)				Stock Awards (2)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise	Option	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not
Name	Exercisable	Unexercisable	Price ($)	Expiration	Vested (#)	Vested ($)
Dr. Gioacchino De Chirico	21,276	7,092	$17.51	6/6/2012
President	28,166	28,167	$29.23	6/8/2013
Chief Executive Officer	17,596	52,791	$26.90	6/5/2014
	-	47,241	$16.25	6/4/2015
					57,610	$1,131,460

Richard A. Flynt	7,500	7,500	$33.24	12/10/2013
Executive Vice President	5,414	16,243	$26.90	6/5/2014
Chief Financial Officer	-	10,352	$16.25	6/4/2015
					15,934	$312,944

Geoffrey S. Crouse	-	50,000	$16.85	8/3/2015
Executive Vice President					10,000	$196,400
Chief Operating Officer

Ralph A. Eatz	219,687	-	$0.89	12/3/2011
Senior Vice President	84,375	-	$6.12	3/3/2014
Chief Scientific Officer	25,776	-	$17.51	6/6/2012
	24,440	-	$29.23	6/8/2013
	30,553	-	$26.90	6/5/2014
	14,612	-	$16.25	6/4/2015
					-	$-

Philip H. Moise	11,250	3,750	$30.00	4/1/2013
Executive Vice President	14,625	14,625	$29.23	6/8/2013
General Counsel	8,701	26,106	$26.90	6/5/2014
	-	16,654	$16.25	6/4/2015
					29,408	$577,573

(1)
All option awards are non-qualified stock options. Options granted prior to June 1, 2006 expire ten years from the date of grant. Options issued on or after June 1, 2006 expire six years from the date of grant. The vesting schedule for the options granted prior to June 1, 2006 is 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date; the vesting schedule for the options granted on or after June 1, 2006 is 25% on each anniversary of the grant date. Restricted shares vest 20% at each anniversary of the date of grant.

(2)	The market value of outstanding stock awards is based on a per share value of $19.64, the closing market price of our stock on May 31, 2010.

Option Exercises and Stock Vested

The table below presents information concerning options exercised and restricted shares vested during the 2010 fiscal year for each of the Named Executive Officers.

FISCAL 2010 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Dr. Gioacchino De Chirico President Chief Executive Officer	-	$-	7,250	$114,452

Richard A. Flynt Executive Vice President Chief Financial Officer	-	$-	901	$14,272

Geoffrey S. Crouse (3) Executive Vice President Chief Operating Officer	-	$-	-	$-

Ralph A. Eatz Senior Vice President Chief Scientific Officer	-	$-	33,129	$635,118

Philip H. Moise Executive Vice President General Counsel	-	$-	2,709	$42,709

(1)	The value realized equals the difference between the closing market price of our Common Stock on the date of exercise and the exercise price multiplied by the number of shares acquired on exercise.

(2)	The value realized equals the closing market price of our Common Stock on the vesting date multiplied by the number of shares acquired on vesting.

(3)	Mr. Crouse joined the Company in August 2009, therefore no equity grants vested during fiscal 2010.

Potential Payments upon Termination or Change-In-Control

The Company has written employment agreements with Dr. De Chirico and Messrs. Crouse, Flynt and Moïse.

 Dr. De Chirico - Dr. De Chirico’s employment agreement with the Company was entered into on December 1, 2003, and amended May 1, 2004 and June 1, 2007, and expires May 31, 2012.  As of May 31, 2010, the agreement provided base salary for Dr. De Chirico of $575,000. If the Company terminates Dr. De Chirico’s employment without cause, then he would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the agreement term. “Cause” is defined generally to include dishonesty, defalcation, continuing inability or refusal to perform reasonable duties, and moral turpitude.  If Dr. De Chirico terminates his own employment within 60 days after a change of control, or if the Company terminates his employment within two years after a change of control, the Company must pay him a lump sum equal to two times his average annual compensation (that is, his base salary plus average bonus over the last two years), plus certain additional amounts if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code, and he may also be entitled to outplacement assistance and the reimbursement of certain legal fees.  If there is a change of control (whether or not Dr. De Chirico’s employment terminates), all restrictions will lapse on any restricted stock he has been awarded before May 1, 2006, and all stock options granted to him by the Company before that date will immediately vest and become exercisable in full for the remainder of the terms of those options. The vesting of restricted stock granted after that date and the vesting and exercise of stock options granted after that date will be governed by the Company’s 2005 Long-Term Incentive Plan.

Mr. Crouse - Mr. Crouse’s employment agreement with the Company was effective August 3, 2009, was amended and restated effective August 1, 2010 and expires May 31, 2013.  At May 31, 2010, the agreement provided base salary for Mr. Crouse of $450,000.  If the Company terminates Mr. Crouse’s employment without cause or if Mr. Crouse terminates his employment during the 31-day period from May 1, 2011 through May 31, 2011, then he would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the longer of the remainder of the agreement term or eighteen months. “Cause” is defined generally to include dishonesty, defalcation and continuing inability or refusal to perform reasonable duties.  If Mr. Crouse terminates his own employment within 3 months prior to a change of control, or if the Company terminates his employment within two years after a change of control, the Company must pay him a lump sum equal to two times his average annual compensation (that is, his base salary plus average bonus over the last two years), and he may also be entitled to outplacement assistance and the reimbursement of certain legal fees.  Immediately prior to any change of control (whether or not Mr. Crouse’s employment terminates), all restrictions will lapse on any restricted stock, and all stock options granted to him by the Company before that date will immediately vest and become exercisable in full for the remainder of the terms of those options.

Mr. Flynt – The Company entered into a two-year employment agreement with Mr. Flynt on December 10, 2007 that was renewed on December 10, 2009 for two additional years. At May 31, 2010, the agreement provided base salary for Mr. Flynt of $340,000.  If the Company terminates the employment of Mr. Flynt without cause (as defined above), then Mr. Flynt would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the term of the agreement, and such amounts would be paid over the term rather than in a lump sum. If there is a change of control of the Company, and Mr. Flynt terminates his own employment within 60 days after the change of control, or the Company terminates him during the term of the agreement, then the Company instead must pay Mr. Flynt a lump sum equal to two times his average annual compensation, plus certain additional amounts to compensate him if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code and the reimbursement of certain legal fees.  If Mr. Flynt’s employment terminates for any reason other than for cause, or if there is a change of control (whether or not his employment terminates), the vesting of restricted stock granted and the vesting and exercise of stock options will be governed by the Company’s 2005 Long-Term Incentive Plan.

Mr. Moïse - The Company entered into a two-year employment agreement with Mr. Moïse on April 2, 2007 that was renewed on April 2, 2009 for two additional years. At May 31, 2010, the agreement provided base salary for Mr. Moïse of $488,000. If the Company terminates the employment of Mr. Moïse without cause (as defined above), then Mr. Moïse would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the term of the agreement, and such amounts would be paid over the term rather than in a lump sum. If there is a change of control of the Company, and Mr. Moïse terminates his own employment within 60 days after the change of control, or the Company terminates him during the term of the agreement, then the Company instead must pay Mr. Moïse a lump sum equal to two times his average annual compensation, plus certain additional amounts to compensate him if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code and the reimbursement of certain legal fees.  If Mr. Moïse’s employment terminates for any reason other than for cause, or if there is a change of control (whether or not his employment terminates), the vesting of restricted stock granted and the vesting and exercise of stock options will be governed by the Company’s 2005 Long-Term Incentive Plan.

The table below sets forth the estimated payments that would be made to each of the Named Executive Officers upon involuntary termination, a change of control, and death or permanent disability, based on each person’s base salary as of May 31, 2010 and cash bonus paid with respect to fiscal 2010.  The actual amounts to be paid out can only be determined at the time of such Named Executive Officer’s separation from Immucor. The information set forth in the table assumes, as necessary:

•	The termination and/or the qualified change in control event occurred on May 31, 2010 (the last business day of our last completed fiscal year);

•	The price per share of our Common Stock on the date of termination is $19.64, the closing market price of our Common Stock on the Nasdaq Global Select Market on May 31, 2010.

FISCAL 2010 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
		Before Change in Control	After Change in Control
Name	Benefit	Termination w/o Cause	Termination w/o Cause	Death, or Disability
Dr. Gioacchino De Chirico	Severance	$1,489,957	$1,487,919	$-
President	Stock Options (1)	$-	$160,147	$160,147
Chief Executive Officer	Restricted Stock (2)	$-	$1,131,460	$1,131,460
	Outplacement	$-	$30,000
	Tax Gross-up		$-	$-
	TOTAL	$1,489,957	$2,809,526	$1,291,607

Richard A. Flynt	Severance	$626,756	$819,950	$-
Executive Vice President	Stock Options (1)	$-	$35,093	$35,093
Chief Financial Officer	Restricted Stock (2)	$-	$312,944	$312,944
	Outplacement	$-	$30,000	$-
	Tax Gross-up			$-
	TOTAL	$626,756	$1,197,987	$348,037

Geoffrey S. Crouse	Severance	$1,408,003	$937,812	$-
Executive Vice President	Stock Options (1)	$-	$139,500	$139,500
Chief Operating Officer	Restricted Stock (2)	$-	$196,400	$196,400
	Outplacement	$30,000	$30,000	$-
	Tax Gross-up			$-
	TOTAL	$1,438,003	$1,303,712	$335,900

Philip H. Moise	Severance	$502,434	$1,198,616	$-
Executive Vice President	Stock Options (1)	$-	$56,457	$56,457
General Counsel	Restricted Stock (2)	$-	$577,573	$577,573
	Outplacement	$-	$30,000	$-
	Tax Gross-up			$-
	TOTAL	$502,434	$1,862,646	$634,029

(1)	This value equals the difference between the closing market price of our Common Stock on May 31, 2010 and the exercise price, multiplied by the number of option shares subject to accelerated vesting.

(2)	This value is calculated based on the closing market price of our Common Stock on May 31, 2010.

(3)	The table excludes the annual cash incentive for fiscal 2010 paid in August 2010, which is already included as compensation earned in fiscal 2010 in the Summary Compensation Table.

PROPOSAL TWO:  RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING MAY 31, 2011

Appointment of Independent Registered Public Accounting Firm

Grant Thornton served as the Company’s independent registered public accounting firm and audited the Company’s annual financial statements for the fiscal year ended May 31, 2010, and the effectiveness of the Company’s internal control over financial reporting as of May 31, 2010. Grant Thornton has served as the Company’s principal independent registered public accounting firm since fiscal year 2006.

The Audit Committee has appointed Grant Thornton to be the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2011. The shareholders are asked to ratify this appointment at the Meeting. In the event shareholders do not ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2011, the Audit Committee will review its future selection of the independent registered public accounting firm.

Representatives of Grant Thornton will attend the Meeting and will have the opportunity to make a statement if they so desire. They will also be available to answer appropriate questions.

Audit and Non-Audit Fees

The following table summarizes certain fees billed by Grant Thornton for the fiscal years 2010 and 2009:
Fee Category:	2010	2009

Audit fees	$1,535,669	$1,557,754
Audit-related fees	20,000	26,745
Tax fees	-	-
All other fees	-	-
Total fees	$1,555,669	$1,584,499

Set forth below is a description of the nature of the services that Grant Thornton provided to us in exchange for such fees.

Audit Fees

Audit fees represent fees Grant Thornton billed us for the audit of our annual financial statements and the review of our quarterly financial statements and for services normally provided in connection with statutory and regulatory filings. These fees include substantial fees incurred in meeting the internal control over financial reporting compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

Audit-related fees represent fees Grant Thornton billed us for audit and review-related services, including services relating to potential business acquisitions and dispositions, the audit of employee benefit plan financial statements, and compliance with rules and regulations applicable to accounting matters.

The Audit Committee pre-approved all of the above audit and audit-related fees of Grant Thornton, as required by the pre-approval policy described below. The Audit Committee concluded that the provision of the above services by Grant Thornton was compatible with maintaining Grant Thornton’s independence.

Tax Fees

During fiscal 2010 and fiscal 2009, there were no fees billed to us for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning.

All Other Fees

During fiscal 2010 and fiscal 2009, there were no fees billed to us for professional services rendered by Grant Thornton for other products or services.

Policy for Pre-Approval of Independent Registered Public Accounting Firm

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approval of the Chair of the Audit Committee is obtained prior to the retention; and

•	The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under applicable rules of the SEC, PCAOB and Nasdaq Stock Market.

During fiscal 2010 and 2009, all of the services provided by Grant Thornton for the services described above under the heading “Audit-Related Fees” were pre-approved using the above procedures, and none were provided pursuant to any waiver of the pre-approval requirement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission (“SEC”) thereunder require the Company’s executive officers and directors and persons who own more than ten percent of the Company’s Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission.  Executive officers, directors and persons owning more than ten percent of the Company’s Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it, the Company believes that, during the fiscal year ended May 31, 2010, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of the Company’s Common Stock were met.

SHAREHOLDER PROPOSALS

Immucor’s shareholders may submit proposals that they believe should be voted on at the annual meeting. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in Immucor’s 2011 proxy statement. Immucor must receive all such submissions no later than May 27, 2011, that is, not less than 120 days prior to the date in 2011 that corresponds to the date of the Company’s proxy materials for the 2010 Meeting. Alternatively, under Immucor’s Bylaws, if a shareholder does not wish to include a proposal or a nomination for the 2011 annual shareholders’ meeting in Immucor’s proxy statement, the shareholder may submit the proposal or nomination not less than 60 days prior to the date that corresponds to the date of the Company’s proxy materials for the 2010 annual meeting. For Immucor’s 2011 annual meeting, Immucor must receive such proposals and nominations no later than July 26, 2011.

Management proxies appointed in the enclosed Proxy will be allowed to use their discretionary voting authority with respect to any proposal intended to be presented by a shareholder at the Meeting. There have been no shareholder proposals submitted for the Meeting as of the date of this Proxy Statement.

Shareholders of the Company may submit candidates for nomination to the Board as provided in the Company’s Bylaws or under SEC rules.  See “Board Meetings and Committees” under the “Corporate Governance” section above for the procedures for submitting such candidates.

Shareholders wishing to communicate with the Company’s Board or any members or committees thereof should follow the procedures described in “Shareholder Communications with the Board” under the “Corporate Governance” section above.

MISCELLANEOUS

The expenses of this solicitation, including the cost of preparing and distributing this Proxy Statement, will be borne by the Company.  Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding service.

The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended May 31, 2010, including financial statements and schedules thereto, to any holder of record or beneficial owner of its Common Stock as of the close of business on September 23, 2010, who requests a copy of such report. Any request for the Form 10-K should be made in writing and addressed to:  Philip H. Moïse, Executive Vice President, General Counsel and Secretary, Immucor, Inc., 3130 Gateway Drive, Norcross, Georgia, 30071.

By Order of the Board of Directors

/s/ Philip H. Moïse
PHILIP H. MOISE
Secretary September 24, 2010

Appendix A

Proxy – Immucor, Inc.

Annual Meeting of Shareholders of Immucor, Inc. to be held November 10, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS USE.

The undersigned shareholder(s) of Immucor, Inc. (the “Company”) hereby appoints, constitutes and nominates Joseph E. Rosen and Dr. Gioacchino De Chirico and each of them, the attorney, agent and proxy of the undersigned, with individual power of substitution, as proxies to appear and vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, November 10, 2010, at 1:30 p.m., local time, at the Company’s headquarters at 3150 Gateway Drive, Norcross, Georgia, 30071 and any and all adjournments thereof (the “Meeting”), as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side.

Should the undersigned be present and elect to vote at the Meeting, including any adjournment thereof, after notification by the undersigned at the Meeting to the Secretary of the Company of the undersigned’s decision to revoke this proxy, then the power of said attorneys and proxies will be deemed revoked and of no further force or effect. This proxy may also be revoked by the undersigned sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the undersigned submitting a properly completed proxy that is later dated, so long as such a notice or later-dated proxy is received by the Secretary of the Company prior to a vote being taken on a particular proposal at the Meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a notice of the Meeting and a proxy statement dated September 24, 2010.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ON THE REVERSE SIDE.  IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES NAMED ON THE REVERSE SIDE AT THE DIRECTION OF A MAJORITY OF THE DIRECTORS PRESENT AT THE MEETING.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the proxy to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — www.envisionreports.com/blud

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 A.M. Eastern Time, November 10, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your record and to create an electronic voting instruction form.

VOTE BY PHONE —1-800-652-VOTE (8683)

Use any touch-tone telephone to transmit your voting instruction up until 1:00 A.M. Eastern Time, November 10, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Proxy Services, C/O Computershare Investor Services, PO Box 43102, Providence, Rhode Island, 02940-5068.

If you vote by Phone or Internet, please do not mail your Proxy Card

A.	Proposals – The Board of Directors recommends a vote FOR Items 1 and 2.

       Vote on Directors
1.  ELECTION OF DIRECTORS. To elect the following eight people as directors to serve until the next annual meeting and until their successors are duly elected and qualified.

Nominees:
01 – James F. Clouser
02 – Dr. Gioacchino De Chirico
03 – Paul V. Holland, M.D.
04 – Ronny B. Lancaster
05 – Paul D. Mintz, M.D.
06 – G. Mason Morfit
07 – Chris E. Perkins
08 – Joseph E. Rosen

[__]  FOR All

[__]  Withhold All

[__] For All EXCEPT – To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

___________________________________________

2.  To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2011.

[__] For                                           [__] Against                                [__] Abstain

3.  In their discretion, upon such other matters as may properly come before the Meeting, including any adjournments thereof.

B.	Authorized Signatures – This section must be completed for your vote to be counted – Date and Sign Below.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:

Signature 1:

Date:

Signature 2: